Exhibit 3.2

STARWOOD REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

Starwood Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting the definition of “Acquisition Expenses” from Article IV in its entirety and substituting in lieu thereof a new definition of “Acquisition Expenses” to read as follows:

“Acquisition Expenses” shall mean any and all expenses, exclusive of Acquisition Fees, incurred by the Corporation, the Advisor or any Affiliate of either in connection with the selection, evaluation, structuring, acquisition, origination and financing of any assets, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses and title insurance premiums and the costs of performing due diligence.

SECOND:  The Charter is hereby further amended by deleting the definition of “Independent Director” from Article IV in its entirety and substituting in lieu thereof a new definition of “Independent Director” to read as follows:

“Independent Director” shall mean a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, other than an interest in the Corporation (provided a Director who serves as an independent director of an Affiliate of the Advisor as of the date these Articles of Amendment were accepted for filing with the SDAT may own an interest in such Affiliate that is immaterial to such individual in relation to his or her income or net worth), (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Corporation, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds 5% of either the Director’s annual gross income, derived from all sources, during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.

THIRD:  The Charter is hereby further amended by deleting the definition of “Total Operating Expenses” from Article IV in its entirety and substituting in lieu thereof a new definition of “Total Operating Expenses” to read as follows:

“Total Operating Expenses” shall mean all costs and expenses paid or incurred by the Corporation, as determined under generally accepted accounting principles, including advisory fees, but excluding: (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) property level expenses incurred at each property, (iii) interest payments, (iv) taxes, (v) non-cash expenditures such as depreciation, amortization and bad debt reserves, (vi) incentive fees paid in compliance with Section 8.6, (vii) Acquisition Fees and Acquisition Expenses, (viii) real estate commissions on the Sale of Property and (ix) other fees and expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

FOURTH:  The Charter is hereby further amended by deleting the second sentence of Section 5.2.2 of Article V in its entirety and substituting in lieu thereof a new sentence to read as follows:

Except as may be provided otherwise in the Charter, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

FIFTH:  The Charter is hereby further amended by deleting the first sentence of Section 11.2 of Article XI in its entirety and substituting in lieu thereof a new sentence to read as follows:

Subject to the mandatory provisions of any applicable laws or regulations, the holders of Common Shares shall be entitled to vote only on the following matters: (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 11.1 hereof; (b) amendment of the Charter as provided in Article XIII hereof; (c) dissolution of the Corporation; (d) merger, conversion or consolidation of the Corporation, a statutory share exchange or the sale or other disposition of all or substantially all of the Corporation’s assets; and (e) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Stockholders for approval or ratification.

SIXTH:  The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

SEVENTH:  There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

EIGHTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Compliance Officer and Secretary on this 1st day of August, 2019.

ATTEST:		STARWOOD REAL ESTATE INCOME TRUST, INC.

/s/ Matthew S. Guttin		By:	/s/ John P. McCarthy, Jr.		(SEAL)
Name:	Matthew S. Guttin		Name:	John P. McCarthy, Jr.
Title:	Chief Compliance Officer and Secretary		Title:	Chief Executive Officer and President